Exhibit 5.1

Flagstone Reinsurance Holdings Limited
Crawford house
23 Church Street
Hamilton
HM 11 Bermuda

22 March 2010

Dear Sirs

FLAGSTONE REINSURANCE HOLDINGS LIMITED - REDOMESTICATION

1.	INTRODUCTION

We have been requested by you,  Flagstone Reinsurance Holdings Limited, a company organised and existing in accordance with the laws of Bermuda with registered office at Crawford House, 23 Church Street, Hamilton, Bermuda (the “Company”) to provide a legal opinion on whether the shares of the Company that are issued, outstanding and registered in the Shareholders Register of the Company immediately after Completion of the Redomestication, will be validly Issued, Fully Paid Up and Non-Assessable Shares (as such capitalised terms used are defined in paragraph 2 below) in the Company pursuant to Luxembourg Law.

2.	DEFINITIONS

2.1	For the purposes of this opinion, capitalised terms shall have the following meanings unless specified otherwise:

2.1.1	“Company Law” means the Luxembourg Law of 10 August 1915 on commercial companies as amended;

2.1.2
“Completion” means the fulfilment of all (i) Bermudan legal requirements pursuant to the provisions of the applicable Bermudan law and (ii) Luxembourg legal requirements pursuant to the provisions of the applicable Luxembourg Law for the finalisation and completion of the Redomestication;

2.1.3	“Fully Paid Up” means that all of the monies due to the Company for issuing the applicable shares, has been paid in full by the applicable shareholders to the Company;

2.1.4
“Issued” means that the required authorisation and delivery of the shares in the Company to the general public who have subscribed for shares in the Company and which subscriptions have been accepted by the Company has taken place;

2.1.5	“Luxembourg Law” means the laws of the Grand Duchy of Luxembourg, as such laws exist at the date of this opinion;

2.1.6
“Non-Assessable Share” means a share in the Company which is purchased from the Company as issuer, at the full value per share, or more, and on which share the Company is not entitled to make requests for additional funds from the shareholder for further investment;

2.1.7
“Notarial Meeting” means the meeting to be held in the presence of a public notary in Luxembourg and the execution of the applicable deed as required pursuant to Luxembourg Law to effect the Redomestication;

2.1.8	“NYSE” means the New York Stock Exchange;

2.1.9	“Proxy Statement” means the Form S-4 Registration Statement under the Securities Act of 1933 of the United States of America for the Company, dated 22 March 2010;

2.1.10
“Redomestication” means the discontinuance of the corporate existence of the Company in Bermuda and the continuation of the corporate existence of the Company in Luxembourg, as such Redomestication is described in more detail in the Proxy Statement;

2.1.11	“SEC” means the United States Securities and Exchange Commission; and

2.1.12	“Shareholders Register” means the register of shareholders that the Company is obliged to maintain pursuant to the provisions of Article 39 of the Company Law.

3.	OPINION

3.1
We are instructed that the Company is listed on the NYSE and that as part of the Redomestication procedure, the Company is required to file the Proxy Statement with the SEC. This opinion forms part of the Proxy Statement.

3.1
Based on the presumptions set out below, and in reliance thereon, and subject to the qualifications, assumptions and exceptions set out more fully in this opinion, we are of the opinion that each share of the Company that is issued and outstanding and registered in the Shareholders Register of the Company maintained by the Company at the registered office of the Company, immediately after Completion of the Redomestication, will constitute a validly Issued, Fully Paid Up and Non-Assessable Share in the Company pursuant to Luxembourg Law.

4.	ASSUMPTIONS

4.1	The confirmations and opinions contained in paragraph 3 are made on the following assumptions:

4.1.1	That all factual matters and statements relied upon or assumed herein are true and complete;

4.1.2	That the Redomestication of the Company is for the corporate benefit and in the best interests of the Company;

4.1.3	That the laws of Bermuda allow for the Redomestication;

4.1.4	That all formalities required under the laws of Bermuda and under Luxembourg Law for the Completion of the Redomestication will be validly realised;

4.1.5	That no procedure has been introduced and/or injunction notified to the Company, which would restrain or affect the Completion of the Redomestication;

4.1.6	That prior to Completion, the Company will be duly incorporated and validly existing and in good standing under the laws of Bermuda;

4.1.7
That all requirements and conditions under Luxembourg Law, the laws of Bermuda and any of the requirements of the SEC or other requirements relating to the Company’s listing on the NYSE, including, but not limited to, those on domicile transfers of corporate entities from Bermuda to Luxembourg, will have been duly complied with at the date of Completion;

4.1.8	That, prior to Completion, the applicable shares are duly authorised, validly Issued, Fully Paid Up and Non-Assessable Shares in the Company under the laws of Bermuda;

4.1.9
That prior to and at the date of the Notarial Meeting and at the date of Completion, the Company will have the full corporate power and authority to discontinue its existence in Bermuda and continue its existence in Luxembourg under its Bye-Laws and new proposed Articles of Incorporation;

4.1.10
That the Redomestication will be validly authorised by all necessary corporate actions of the Company and shareholders of the Company as is required by the laws of Bermuda, the Bye-Laws of the Company and Luxembourg Law;

4.1.11	All necessary action will be taken under the laws of Bermuda and Luxembourg Law to authorise and complete the Redomestication;

4.1.12	All actions in the Proxy Statement and all proposed resolutions of the shareholders set out in the Proxy Statement have been approved, are valid, binding and enforceable and have been implemented;

4.1.13
The Company updates its Shareholders Register upon Completion of the Redomestication in accordance with the provisions of Luxembourg Law to reflect the shares held in the Company prior to Completion, (being validly Issued, Fully Paid Up and Non-Assessable shares in the Company) as being shares held in the Company post Completion;

4.1.14
The Company will file all notices, reports, documents or other information required to be filed by it pursuant to the laws of Bermuda and Luxembourg Law and as required by the SEC and the NYSE and the Company will obtain all authorisations, approvals, orders, consents, licences, certificates, permits, registrations or qualifications required to be obtained under, and will otherwise comply with all of the requirements of the laws of Bermuda, Luxembourg Law, the SEC and the NYSE in connection with the Completion of the Redomestication, including but not limited to the conclusion of the applicable notarial deed at the Notarial Meeting in Luxembourg and the subsequent filing of documentation with the applicable Bermudan authorities;

4.1.15	No bankruptcy, reorganisation, liquidation or similar proceedings will be or are currently initiated or pending as against the Company as at the date of this opinion and as at the date of Completion;

4.1.16	That Completion occurs.

5.	GENERAL

5.1
We undertake no responsibility to notify the addressee of this opinion of any change in the Luxembourg Law or its construction, interpretation or application after the date of this opinion, or of any change of circumstances occurring after the date of this opinion affecting the Company which may have a bearing on this opinion.

5.1
This opinion relates only to the Luxembourg Law as same is in force and is construed as at the date of this opinion by published court precedents.  This opinion is given on the basis that it will be governed by and construed in accordance with Luxembourg Law and on the basis that the Luxembourg Courts shall have the exclusive jurisdiction in regards to any disputes hereon.  In this opinion, Luxembourg legal concepts are translated into English terms and are not used in their original French form as used in Luxembourg Law.  The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions and therefore this opinion may only be relied upon under the express condition that any proceedings brought arising here from be conducted in French.

5.2
We neither express nor imply any view, opinion or confirmation on and/or in respect of the laws of any jurisdiction other than Luxembourg, and have made no investigation of any other law (including the laws of Bermuda and/or the United States of America) which may be relevant to any of the opinions herein contained. No opinion is given on tax, anti-trust, competition or any other matters not expressly covered in this opinion. No investigation as to the accuracy of facts provided has been made.

5.3
This opinion is for the sole benefit of the addressee hereof, in relation with the subject matter referred to in the above paragraphs, and may not be relied upon by any other person without the prior written consent of M Partners.

5.4
We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Proxy Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Proxy Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ M Partners

M Partners